Exhibit 5.1

Gary S. Joiner

FRASCONA JOINER GOODMAN AND GREENSTEIN, P.C.

4750 Table Mesa Drive

Boulder, Colorado 80305

Ph: 303 494 3000

Fx: 303 494 6309

December 1, 2004

China Energy and Carbon Black Holdings, Inc.

386 Qingnian Avenue

Shenyang, China

Re:

Registration Statement on Form S-8

To the Company:

At your request we have examined the Registration Statement on Form S-8 (the “Registration Statement”) as proposed to be filed by you with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of the offer and sale of a total of 600,000 shares of common stock, $0.02 par value, of China Energy and Carbon Black Holdings, Inc., a Nevada corporation, as compensation for services rendered by seven consultants including Tsz King Chan, Ma Chang Ying, Jun Wang, Wu Chi Hoi, Zhang Guo Wri, Wu Huan Zhuan and Xia San Jiu.  We have further examined the proceedings that you have previously taken and are familiar with the additional proceedings proposed to be taken in connection with the authorization, issuance and sale of the common stock.

Subject to compliance with applicable state securities and Blue Sky laws, we are of the opinion that the common stock, upon issuance in the manner described in the Registration Statement, will legally issued and fully paid, and will (or does, if applicable) constitute nonassessable securities of the Company.

Very truly yours

FRASCONA JOINER GOODMAN AND GREENSTEIN, P.C.

/s/ Gary S. Joiner